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                              MANAGEMENT AGREEMENT

    AGREEMENT made this 1st day of June 1997, by and between MedServ of Connecticut, Inc., a Connecticut corporation with offices at 1520 Highland Avenue, Cheshire, Connecticut 06410 (the "Manager") and Physicians Care for Connecticut, Inc., a Connecticut corporation with offices at 1520 Highland Avenue, Cheshire, Connecticut 06410 ("Physicians Care").

    WHEREAS, Physicians Care is organized under the laws of the State of Connecticut and expects to obtain a license to do business as a health maintenance organization ("HMO") in Connecticut, and may apply for a similar license in other states, or may seek to be licensed to offer additional products in the State of Connecticut;

    WHEREAS, Physicians Care desires to purchase management and administrative services to support its insurance business (the "Services");

    WHEREAS, Manager has the resources and expertise to provide the Services and Manager desires to provide such Services to Physicians Care; and

    WHEREAS, the parties mutually desire to provide or arrange for the provision of quality and cost effective care to enrollees in Physicians Care's health plans (the "Plans") and to develop and operate Physicians Care in a businesslike manner.


    NOW, THEREFORE, in consideration of the mutual promises herein stated and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


I. AUTHORITY OF THE PARTIES

    1.1 ENGAGEMENT OF MANAGER. Physicians Care hereby engages Manager as its manager to operate Physicians Care in an efficient and businesslike manner and in a manner that promotes quality healthcare in accordance with the terms hereof. Manager hereby accepts the engagement.

    1.2 DUTIES OF MANAGER. Physicians Care, acting through its Board of Directors (the "Board of Directors") and in accordance with its Certificate of Incorporation and Bylaws, shall at all times exercise ultimate authority over the policies, assets and operations of Physicians Care and shall retain the ultimate authority and responsibility regarding the powers, duties and responsibilities vested in Physicians Care by law and regulation. Subject to the foregoing and all other terms of this Agreement, Physicians Care hereby grants and delegates to Manager the general authority to supervise and manage Physicians Care on a day-to-day basis, subject to the direction of the Physicians Care Board of Directors. Manager's specific responsibilities include, but are not necessarily limited to, those set forth in Section II herein.

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    1.3  PHYSICIANS CARE APPROVALS.  If Physicians Care is required or permitted hereunder to take any action or give any approval, Manager shall be entitled to rely upon the statements of one or more representative(s) designated by resolutions adopted by Physicians Care's Board of Directors, to act on its behalf. If no representative(s) are so designated, all necessary actions shall be taken and approvals shall be given by the Board of Directors of Physicians Care on a timely basis.

    1.4 MAINTENANCE OF SOUND OPERATIONS. Physicians Care shall conduct its affairs in accordance with the provisions of any state and federal laws and regulations to which it is subject. Physicians Care shall honor all legitimate debts and obligations to its creditors.

II. MANAGEMENT SERVICES


    2.1 GENERAL RESPONSIBILITIES AND SERVICES. Manager shall perform all management, administrative and other services that are reasonably necessary for Physicians Care's financial stability, Physicians Care's competent and efficient operations, and implementation of Physicians Care's policies as established by Physicians Care's Board of Directors, including but not limited to those services set forth in the remainder of this Section II. In addition, Manager shall provide Physicians Care with all clerical services reasonably required for the operation of an HMO. Manager shall use its best efforts to act in a prompt, competent and businesslike manner to perform its duties hereunder in good faith. Manager shall retain, in Physicians Care's name and on Physicians Care's behalf and at Physicians Care's expense, such accounting, actuarial, legal, and other purchased services as in Manager's determination pursuant hereto that Physicians Care shall reasonably require from time to time. Manager shall not be excused from its obligations to provide management services hereunder on behalf of Physicians Care except to the extent that Physicians Care refuses or is unable to expend funds as required hereunder, execute agreements, or otherwise to act in a manner that unreasonably prevents or constrains Manager from performing its responsibilities under the Agreement.


    2.2 APPLICATION FOR LICENSE AND PERMITS/REGULATORY REQUIREMENTS. Manager shall apply for and use its best efforts to obtain and maintain, on behalf of Physicians Care, all licenses, certificates, registrations and permits required in connection with the management and operation of an HMO or any other activity in which Physicians Care will engage as determined by the Board of Directors. Physicians Care shall cooperate with Manager in applying for, obtaining, and maintaining such licenses, certificates, registrations and permits. Manager shall notify Physicians Care of changes in regulatory requirements applicable to Physicians Care's business as soon as reasonably possible, which notice shall state the actions which must be undertaken by Physicians Care and/or Manager on its behalf to comply

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therewith. Manager shall propose a specific plan by which Physicians Care will obtain National Committee for Quality Assurance Accreditation. Manager shall periodically review the sufficiency of such agreements and shall recommend to the Board of Directors modifications thereof which Manager reasonably determines are necessary to comply with law or industry standards or which will promote enrollment in Physicians Care's Plans.

    2.3 SUBSCRIBER AGREEMENTS. Manager shall, in the name of and on behalf of Physicians Care, negotiate and enter into agreements with employer groups or individuals as necessary and/or appropriate to sell Physicians Care's Plans as services.

    2.4 UNDERWRITING. Manager shall be responsible for providing or securing underwriting services necessary to establish the annual per capita revenue requirement for each product offered by Physicians Care including all relevant adjustments thereto for age/sex, health status, employer group size, rating region, experience or plan types (e.g. family, spousal or individual) to develop the budget of medical costs including line items for each category of medical costs, and to complete any regulatory filing or to obtain regulatory approval for the marketing and establishment of premium for each product, including the rating and underwriting of accounts.

    2.5 ENROLLEE MATERIALS. Manager shall be responsible for preparing and revising, as appropriate, materials intended to inform or educate individuals enrolled in Physicians Care's Plans (the "Enrollees") regarding terms and conditions of the Plans, administrative procedures and Enrollee responsibilities.

    2.6 GRIEVANCE PROCEDURE. Manager shall be responsible for developing and implementing a written grievance and complaint procedure for Physicians Care's members.


    2.7 ENROLLEE MANAGEMENT. Manager shall be responsible for obtaining or providing Physicians Care with necessary services related to Enrollee services and records, including receiving all documents necessary to confirm enrollment, maintenance of accurate eligibility information, processing of all Enrollee additions and deletions, and obtaining from Enrollees a general consent for the release of medical and financial information to Physicians Care and its Providers (whether directly or indirectly through MedServ IPA, Inc. or any other party) as reasonably necessary to administer the Plans.


    2.8 MARKETING AND ADVERTISING. Manager shall be responsible for developing and implementing a marketing plan for Physicians Care, including a comprehensive public relations and advertising program, designed to promote public awareness of Physicians Care and enrollment in its Plans.

    2.9 SALES. Manager shall be responsible for selling Physicians Care's products whether directly or through a network of brokers and to document such sales through execution of Subscriber Agreements.

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    2.10  ACCOUNTING AND FINANCIAL SUPPORT.  Manager shall be responsible for establishing and administering accounting procedures and controls, and systems for the preparation of appropriate financial, utilization, membership and medical management reports for the efficient management and planning of Physicians Care's business operations, systems for the billing of accounts and the collection of accounts receivable, and systems to improve or expedite providers access to relevant enrollment, claims and clinical information. The foregoing shall include, but shall not be limited to:


          a. Manager shall be responsible for preparing and presenting to Physicians Care an annual operating and capital budget with appropriate membership, revenue, and detailed line item cost estimates for each Plan
(the "Plan Budget"). Upon its adoption, the Plan Budgets shall serve as a basis for the operation of Physicians Care during the year to which it is related. All Plan Budgets shall be subject to the approval of Physicians Care.



          b. Manager shall submit as soon as practicable but not less than sixty (60) days prior to (i) the expiration of the initial Offering Period for the Start-up and "Initial Operations" stages, and (ii) the first day of each fiscal year of Physicians Care an administrative services budget with detailed line item cost estimates for all Services contemplated to be provided hereunder (the "Administrative Services Budget"). The start-up stage shall commence as of the completion of the offering of Common Stock contemplated by Physicians Care through the effective date of enrollment of the first Enrollee in a Plan. The Initial Operations phase shall commence the effective date of enrollment of the first Enrollee in a Plan and terminate on the last day of the month in which Physicians Care attains a positive net income from operations but not later than thirty-six (36) months after commencement of the Initial Operations stage. The Administrative Services Budget shall be the basis for compensation of the Manager pursuant to Section VII.



          c. Manager shall cause to be delivered to Physicians Care certain financial statements and reports, including the following:


        (i) Within forty-five (45) days after the close of each month, financial statements for the preceding month and the fiscal year to date (unaudited but consistent with generally accepted accounting principles ("GAAP") consistently applied, except as directed by the Board of Directors) containing a statement of income and expenses in reasonable detail, variances from budget by Plan and in aggregate and such other financial reports as Physicians Care may reasonably request from time to time;


        (ii) Within sixty (60) days after the close of a fiscal year, financial statements for the preceding fiscal year, prepared in accordance with GAAP consistently applied, which shall be audited by an independent certified public accounting firm approved by Physicians Care at Physicians Care's expense, plus such other financial reports as Physicians Care may reasonably request from time to time;


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       (iii) Within time frames prescribed by regulatory authorities, financial statements and other such reports prepared in accordance with standards prescribed or permitted by such regulatory authorities;

        (iv) Monthly and year-to-date summary reports regarding the utilization and cost of health services and supplies;


        (v) Marketing and enrollment reports for each Plan and as requested by Physicians Care, indicating Enrollee demographics and employer profiles; and

        (vi) If specifically requested by the Physicians Care's Board of Directors, report(s) evaluating and making recommendations regarding the performance by Manager or any of its designees of its obligations under this Agreement, which report(s) shall be prepared at Physicians Care's expense by a certified public accounting firm chosen by Manager with the approval of Physicians Care which approval shall not be unreasonably withheld.


          d. Manager shall be responsible for developing and implementing accounting procedures appropriate to Physicians Care's operation.



          e. Manager shall be responsible for preparing medical management reports to assist providers in the evaluation of practice patterns for the following categories: (i) by physician, (ii) by Member, (iii) by CPT-4 Code,
(iv) by diagnosis code, or (v) in such other format as may be reasonably requested by Physicians Care.



          f. Manager shall be responsible for preparing such other reports as Physicians Care shall reasonably request.



    2.11 CLAIMS ANALYSIS AND STATISTICAL REPORTING. As reasonably required and requested by Physicians Care, Manager shall prepare and deliver to Physicians Care reports setting forth various information and statistics regarding utilization of services by Enrollees or performance of various operating departments or divisions of Physicians Care.


    2.12 PARTICIPATING PROVIDERS AND CREDENTIALING. 2.12.1 Manager shall, on behalf of Physicians Care, be responsible for preparation and implementation of contracts with providers of healthcare services or organizations thereof (I.E., physicians, IPAs, hospitals, etc.) with which or with whom Manager contracts, to provide (or to arrange to provide) healthcare services to


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Enrollees (such contracting Providers are sometimes collectively referred to herein as "Providers"). Manager is expressly authorized to contract with MedServ IPA to make available a physician network in fulfillment of a portion of its responsibilities under this subsection 2.12.2, provided that under such contract MedServ shall have a right to terminate the contract in the event that MedServ IPA contracts with an HMO licensed in Connecticut (the "Competitor Contract") to make available the Physician Network to provide healthcare services. MedServ agrees to issue notice of termination of such contract upon receipt from Physicians Care of a certificate of an officer of Physicians Care setting forth a resolution of Physicians Care's Board determining in its reasonable judgment that the Competitor Contract is contrary to the best interests of Physicians Care. The Manager shall cause MedServ IPA to give notice to the Manager within five (5) days of execution of a Competitor Contract.



          Manager shall cause all contracts between Providers and MedServ IPA or Physicians Care to contain terms required by law and consistent with the Subscriber Agreements and as reasonably designed to promote enrollment in Physicians Care's Plans. Such contracts shall specify that Providers shall not, under any circumstances, seek payment from Enrollees for Covered Services (as defined in the applicable Subscriber Agreement) provided to Enrollees, except for copayments, deductibles or coinsurance amounts specified in the applicable Subscriber Agreement with Physicians Care.


          2.12.2 Manager shall periodically report to the Board of Directors the status of Physicians Care's Provider networks and make recommendations regarding additions/deletions from the Provider network.

          2.12.3 Manager, on behalf of Physicians Care, shall conduct credentialing activities for Physicians Care pursuant to credentialing standards approved by the Board of Directors. Manager shall periodically provide to the Board of Directors a comparison of Physicians Care's credentialing standards to national standards and those of competitors.

    2.13 QUALITY STANDARDS. Manager shall manage Physicians Care and shall cause other agents or designees of Physicians Care, to perform their responsibilities in a manner that enables Physicians Care to meet NCQA accreditation standards and such other accreditation standards as reasonably requested by Physicians Care's Board of Directors.

    2.14 QUALITY MANAGEMENT AND UTILIZATION MANAGEMENT. Manager shall be responsible for development, recommendation and implementation of quality management, utilization review, and similar programs.


    2.15 MANAGEMENT INFORMATION SYSTEM. Subject to the approval of the Board of Directors, Manager shall be responsible for providing or arranging for the provision of a management information services ("MIS") appropriate for the management of Physicians Care's operations.


    2.16 PLANNING AND PRODUCT DEVELOPMENT. Manager shall prepare business plans for the Board of Directors as requested by the Board. Manager shall periodically survey the plan design and benefits of competitors and shall make recommendations regarding modification of Plan design and introduction of new Plans.


    2.17 DEPOSIT AND DISBURSEMENT OF FUNDS. 2.17.1 Manager shall open and maintain an Operating Account and such other bank accounts in Physicians Care's name in accordance with requirements of state and federal laws and as authorized by the Board of Directors, shall deposit in such Operating Account all monies received arising from the operation of Physicians Care and shall make


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disbursements from such Operating Account and other bank accounts on behalf of Physicians Care in such amounts and at such times as the same are required and as directed by the Board of Directors. Signatories and approvals as to amounts on all checks shall be in accordance with the duly adopted policies of the Board of Directors, which policies shall not adversely affect the Manager's ability to perform its duties hereunder.



          2.17.2 Physicians Care agrees to establish an Administrative Services Account and to deposit monthly in advance into such account the amounts estimated pursuant to the Administrative Services Budget to be due for such month to the Manager for Services hereunder.


          2.17.3 Manager shall recommend to the Board of Directors reasonable and prudent investment guidelines that comply with applicable state and federal laws and shall have authority to invest any surplus funds on behalf of Physicians Care subject to guidelines approved by its Board of Directors.


    2.18 LEGAL ACTIONS AND COUNSEL. Manager shall notify Physicians Care immediately of any and all legal actions brought against Physicians Care. In addition, Manager shall provide the services of a General Counsel for Physicians Care as outlined in Section IV below.

    2.19 REPORTS. Manager shall be responsible for the preparation and provision of such reports as may be required by any regulatory agency having jurisdiction over the operations of Physicians Care including, but not limited to, those required by state governmental agencies, the Health Care Financing Administration, and the Internal Revenue Service.

    2.20 GOVERNMENT REGULATIONS. Manager shall use all reasonable efforts, within the scope of its authority and responsibilities hereunder, to ensure that Physicians Care complies with the requirements of any applicable state or federal statute, ordinance, law, rule, regulation, or order of any governmental or regulatory body having jurisdiction over Physicians Care, including any applicable requirements relating to federal qualification. Manager shall notify the Board of Directors if the Manager reasonably determines that Physicians Care is not compliant with any governmental regulation.

    2.21 ANCILLARY AND OTHER AGREEMENTS. In Physicians Care's name and at Physicians Care's expense, Manager shall negotiate and cause Physicians Care to enter into such agreements as Manager may deem necessary or advisable in accordance with Physicians Care Board policy, for the furnishing of those goods and services necessary and appropriate for the maintenance and operation of Physicians Care which are Physicians Care's responsibility under this Agreement. Any such agreement which may involve a conflict of interest shall be disclosed to and be subject to the prior approval of Physicians Care's Board of Directors, which approval shall not be unreasonably withheld. Provided that such agreements are negotiated, entered into and administered at arm's length, Manager shall be permitted to enter into and perform such contracts with Physicians Care.


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    2.22  CAPITAL EXPENDITURES.  Manager shall review and make recommendations to Physicians Care concerning proposed capital expenditures.

    2.23 COOPERATION. Manager agrees to cooperate with Physicians Care or as directed by the Board of Directors, with any auditor, consultant, legal counsel, or other party engaged by Physicians Care relating to Physicians Care's products subject to this Agreement. The Manager agrees to provide such parties at reasonable times and upon reasonable notice with full and complete access to all books, records, documents and other information relating to management activities performed on behalf of Physicians Care.

    2.24 POLICIES AND PROCEDURES. Whenever the Manager reasonably determines that policies and procedures of Physicians Care should be instituted, modified or deleted to facilitate effective operation of Physicians Care, the Manager shall make a recommendation to the Board of Directors accordingly.

III. SUPPORT SERVICES

    3.1 GENERAL RESPONSIBILITIES AND SERVICES. Manager shall provide all clerical services reasonably required, including, but not limited to, claims processing, member enrollment, and premium billing for Physicians Care's Plans. Manager shall use its best efforts to act in a prompt, competent and businesslike manner to perform its duties hereunder in good faith such that Physicians Care offers a scope of services in support of administration of the Plans which permits such Plans to be competitive in the marketplace.

    3.2 ENROLLEE REGISTRATION. Manager shall be responsible for implementation and maintenance of such systems and procedures as reasonably directed by Physicians Care to enroll and disenroll new employer groups and individuals in a prompt manner, and to maintain a continuous and accurate record of enrollment. Such systems and procedures shall be installed and be operational no later than the earliest effective date of any Physicians Care Subscriber Agreement. Such system must permit Physician Care providers to confirm Enrollee eligibility status electronically.

    3.3 CLAIMS PROCESSING AND ADMINISTRATION. Manager shall be responsible for the development, implementation, and maintenance of such systems and procedures as may be reasonably directed by Physicians Care and as may be reasonably necessary for the appropriate review and timely payment or disapproval of all claims, with timing of such payments as directed by Physicians Care. Such system shall use claim forms as approved by Physicians Care and shall capture all information on such forms in the Manager's data base. Such systems and procedures shall be installed and operational no later than the earliest effective date of any Physicians Care Subscriber Agreement. Such system must provide electronic submission and payment of claims.


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    3.4  REFERRAL AUTHORIZATION.  Manager shall be responsible for implementation and maintenance of such systems and procedures as reasonably directed by Physicians Care to monitor and record any prior authorization or precertification required from a Physicians Care Manager or Physicians Care as a condition of payment for Covered Services delivered to Enrollees. Such authorization and precertification information shall be used as a Condition of Payment to process and approve claims. Such system must permit Physicians Care providers to submit such referral information to Physicians Care electronically.


    3.5 DATABASE MANAGEMENT. Manager shall be responsible for maintenance and management of a database of Physicians Care's claims, enrollment, customer service and quality management information. Manager shall provide Physicians Care with access to such database including reproduction on disks or electronic transmissions to Physicians Care of data as reasonably requested by Physicians Care. All data relating to Enrollees shall be the sole and exclusive property of Physicians Care; provided, however, that during the term of this agreement, Manager shall have a non-exclusive license to use such data solely for the purpose of complying with its obligations hereunder to ensure effective administration of the Plans.


    3.6 PREMIUM BILLING AND COLLECTION OF ACCOUNTS. Manager shall be responsible for the development, implementation, and maintenance of billing and collection procedures reasonably appropriate to Physicians Care's operation.

IV. PERSONNEL


    4.1 APPOINTMENT. Manager shall hire, appoint, and supervise the personnel specified below, and all other personnel reasonably necessary or appropriate to carry out its obligations under this Agreement and in accordance with the Administrative Services Budget, all of whom shall be employees or independent contractors of Manager. Such Manager personnel shall have the authority to act on behalf of Physicians Care within the scope of authority common to their positions in the industry, and the authority granted to Manager under this Agreement, provided that they shall at all times perform their duties in accordance with the Certificate of Incorporation and Bylaws of Physicians Care and subject to the overall policy direction established by Physicians Care's Board of Directors. The hiring, assignment and termination of such personnel shall be within the discretion of Manager, but shall be subject to the approval of the Board of Directors.


    4.2 SPECIFIC PERSONNEL. Manager shall provide individuals to oversee the operations of Physicians Care and arrange for the performance of services reasonably required to be performed by Manager under this Agreement. Specifically, the parties agree that Manager shall provide qualified individuals to fill the following positions; among others:

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 - CHIEF EXECUTIVE OFFICER("CEO"). The CEO shall be responsible to Physicians
   Care's Board of Directors for the overall administration, operation and performance of the Company.

 - ASSOCIATE CHIEF EXECUTIVE OFFICER. The Associate Chief Executive Officer shall assist the CEO in the discharge of his duties by consulting on policies, performance goals, facilities planning and general operations of the Company.

 - VICE-PRESIDENT OF QUALITY MANAGEMENT AND UTILIZATION MANAGEMENT. The Vice-President of Quality Management and Utilization Management will be responsible for monitoring quantitative inpatient hospitalization and outpatient ambulatory care experience and assuring that proper utilization management techniques are used. The Vice-President of Quality Management and Utilization Management shall also be responsible for the management of quantative and qualitative information concerning patient outcomes and physician/hospital practice patterns in accordance with the Physicians Care's utilization standards.

 - GENERAL COUNSEL. The General Counsel shall concentrate on legal matters concerning procedures, entities, regulations, and laws relating to the business of Physicians Care. The General Counsel shall also provide general legal services required of corporate counsel on such matters as review, negotiation, and drafting of contractual obligations, addressing members' communications and questions, and coordinating services provided by outside legal counsel as necessary and/or appropriate.

 - CHIEF FINANCIAL OFFICER. The Chief Financial Officer shall be responsible for the Company's overall financial plans, policies, and accounting practices.

 - VICE PRESIDENT OF MEDICAL AFFAIRS. The Vice President of Medical Affairs shall be responsible for overseeing the medical practices, medical service delivery and quality of care for Physicians Care's Enrollees.

 - DIRECTOR OF MIS. The Director of MIS shall be responsible for the operation and maintenance of the computer system and information services provided for Physicians Care, including all data storage, maintenance and reporting responsibilities.

 - VICE PRESIDENT OF MARKETING AND SALES. The Vice President of Marketing and Sales shall be responsible for the overall administration of marketing and sales activities.

   4.3 OBLIGATIONS RELATING TO MANAGEMENT PERSONNEL. Physicians Care shall cooperate in good faith with the management personnel provided by Manager pursuant to this Agreement as may be reasonably necessary for such personnel to perform their duties.

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    4.4  COORDINATION OF PERSONNEL.  Provided that the requirements of
Manager to operate Physicians Care can be adequately met, the personnel appointed pursuant to this Section may also serve other entities which are affiliates through common majority ownership or control of the Hartford Medical Association County or New Haven County Medical Association or MedServ IPA, Inc., or at the discretion of Physicians Care, such other entities as approved by the Physicians Care Board of Directors.




    4.5 CONSULTATIVE STAFF. Manager may, at its reasonable discretion, utilize the consultative services and support of the professional staff at its corporate offices and may engage the services of consultants or independent contractors and other non-Manager personnel as may be necessary in carrying out Manager's obligations hereunder. Compensation and expenses of Manager's professional staff and all independent contractors providing services shall be the responsibility of Manager and Physicians Care's sole obligation shall be to pay the Management Fee to Manager and/or the costs as specified under Section VII herein.


    4.6 APPOINTMENT/REMOVAL OF PERSONNEL. The Board of Directors shall have authority to approve appointment of any personnel for the positions designated above and for any employment agreement with a term in excess of one year. The Board of Directors may request the removal of any management personnel selected by Manager and the Manager agrees to remove such personnel.

V. PROPERTY AND EQUIPMENT


    5.1 ACQUISITION. Consistent with the Administrative Services Budget, Manager shall be responsible for purchasing, leasing, renting, or otherwise acquiring such property, equipment and supplies as Manager determines to be reasonably necessary to provide the services set forth in this Agreement and as may be reasonably required to carry out Physicians Care's contractual obligations with Providers or Enrollees, subject to any limitations or restrictions imposed by the Board of Directors. Title to all such property shall be held by Physicians Care.


    5.2 REPAIR AND MAINTENANCE. Manager shall be responsible for negotiating, contracting for and supervising such repair and maintenance of any property and equipment owned by Physicians Care as shall be necessary to maintain such property and equipment in good working order.

    5.3 UTILITIES AND SERVICES. Manager shall be responsible for negotiating and entering into such administrative arrangements and agreements as it determines to be reasonably necessary or advisable for the furnishing of utilities, services, concessions and supplies for the maintenance and operation of Physicians Care, and as may be necessary for Manager to provide the services set forth in this Agreement.


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VI. INSURANCE


    6.1 TYPES OF INSURANCE AND COSTS. Manager shall be responsible for purchasing and maintaining on behalf of Physicians Care, at Physicians Care's expense, various insurance policies as set forth in Exhibit 6.1 in such amounts, with such companies, and on such terms and conditions upon which Manager and Physicians Care shall mutually agree.


    6.2 MANAGER'S INSURANCE. Manager shall obtain and maintain throughout the term of this Agreement, at its sole expense, workers' compensation insurance and other appropriate insurance covering employees of Manager who are utilized in carrying out Manager's obligations under this Agreement and the other insurance policies set forth in Exhibit 6.2.


    6.3 NOTIFICATION OF CHANGES IN INSURANCE COVERAGE. Both parties agree to provide the other with at least ten (10) days prior notice of the cancellation, non-renewal or modification of any of the insurance policies referenced in either Sections 6.1 or 6.2.


VII. COMPENSATION OF MANAGER


    7.1 MANAGEMENT FEE. During the start-up and Initial Operation stages, Manager shall be entitled to a Management Fee which shall be equal to the Manager's actual cost of providing such services not to exceed amounts approved in the Administrative Services Budget as described below plus an allowance for Manager's profit and general administrative expense equal to 5 percent (5%) of such amounts. After completion of the start-up and Initial Operations stages, the Manager shall be paid a negotiated percentage of actual gross premium revenue per Enrollee per month as mutually agreed between the Manager and Physicians Care as evidenced by an amendment to this Agreement.



    7.2 LIMITATION ON PAYMENTS. Physicians Care shall be responsible for reimbursement of Manager for costs incurred to start up operations in any service area, and for certain services directly attributable to Physicians Care's business and operations up to the amount as set forth in the Administrative Services Budget approved by the Board of Directors. The Manager will make no expenditure in excess of the Administrative Services Budget without the consent of the Board of Directors. If expenses for services provided hereunder in aggregate are expected to exceed the Administrative Services Budget by more than five percent (5%), or if expenses related to any line item of such Budget are expected to exceed the amount approved for such line item in such Budget by more than twenty percent (20%) (whether or not aggregate expenses are expected to exceed the Budget), in each case on a cumulative year to date basis, then the Manager agrees to notify the Board of Directors of an anticipated increase to the Budget not less than twenty (20) business days prior to any such excess being incurred, such notice to include the reason for such variance and why it was not anticipated at the time the Administrative Services Budget was approved the requested modification to the Budget and alternatives available to Physicians Care other than modification of the Budget. The Board shall act on such request not more than twenty (20) business days after receipt of such request.


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    7.3  PROCESS FOR PAYMENT.  For personnel costs associated with Services provided hereunder, the Manager agrees to submit to Physicians Care not less frequently than biweekly and not less than three (3) business days prior to the due date for payment thereof, a detailed statement of actual personnel expenses to be incurred for such period by the Manager. Unless objected to by Physicians Care prior to such due date, the Manager may deduct from the Administrative Services Account an amount equal to the personnel costs as set forth in the detailed statement.



    With respect to all other expenses of the Manager, the Manager agrees to submit to Physicians Care an invoice and a detailed statement of actual expenses on the fifth day of each month for the immediately preceding month. Such detailed statement shall also include a certification of the Chief Financial Officer of the Manager indicating the status of all accounts payable of Physicians Care and the Manager related to Services hereunder, as of the first day of the immediately preceding month, all additions to such accounts payable for such month, and a detailed listing of the accounts actually paid for such month. If not contested by Physicians Care within five
(5) business days of receipt hereof, the Manager may deduct from the Administrative Services Account an amount equal to the undisputed amount of such invoice. The Manager shall submit within thirty (30) days of the close of each fiscal year a detailed reconciliation of all costs for Services hereunder, payments made and amounts due. Physicians Care's failure to contest any invoice shall not be deemed a waiver of any rights of Physicians Care to dispute an amount due on annual reconciliation or within the applicable statute of limitations.



VIII. RECORDS

    8.1 OWNERSHIP OF RECORDS. All information relating to the operation of Physicians Care, including but not limited to, all books of account, enrollment records, general administrative records, account and Provider files, patient records, and information generated under and/or contained in the MIS shall be and remain the sole property of Physicians Care. Manager shall not possess any interest, title, lien or right to any such data or records, except as expressly set forth herein.

    8.2 CONFIDENTIALITY OF RECORDS. 8.2.1 Manager shall use reasonable efforts to protect the confidentiality of the records of Physicians Care and shall to the extent of its authority and responsibility hereunder comply in all material respects with all applicable laws and regulations relating to the records of Physicians Care. In this connection, medical records and other privileged Enrollee information, and information subject to confidentiality agreements, will not be disclosed by Manager except (i) with the consent of the subscriber or the parties to the applicable confidentiality agreement,
(ii) pursuant to a court order, (iii) as reasonably necessary for quality assurance and utilization review programs of Physicians Care, or (iv) when required by applicable law.

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


    8.3 COMPUTER PROGRAMS. Physicians Care covenants and agrees that any and all computer programs and computer software developed or utilized by Manager in order to fulfill Manager's responsibilities specified herein shall remain the property of Manager, or shall be used by Manager pursuant to appropriate authorization, and that Physicians Care shall not use such programs and software for any purpose other than the activities of Physicians Care without the express written consent of Manager; provided, however, that if Physicians Care funds the development cost of any such program, whether in whole or in part, then such program shall be the property of Physicians Care and Manager shall have a license to use such program, which license shall automatically terminate upon termination of this Agreement for any reason.

    8.4  PROPRIETARY MATERIAL.

         8.4.1 Physicians Care acknowledges that Manager, in providing services under this Agreement, will by necessity divulge and provide to Physicians Care confidential proprietary plans, programs, formula, methods and other products and information (collectively, the "Proprietary Material") relating to the business, services and activities of Manager in managing the business and operations of Physicians Care including Proprietary Material developed in the course of providing services hereunder. Physicians Care agrees that, during the term of this Agreement and thereafter, Physicians Care shall take reasonable steps to maintain the confidentiality of such Proprietary Material and agrees not to disclose such Proprietary Material to anyone other than Manager or other than is reasonably necessary in the furtherance of Physicians Care's business and operations. This provision shall not apply to any information which is now in, or subsequently enters the public domain, provided that Physicians Care has not, in violation of this provision, disclosed or caused to be disclosed such information so as to make it enter the public domain. Proprietary Material shall be and remain the property of Manager.

    Upon termination of this Agreement all proprietary information shall be destroyed by Physicians Care or returned to Manager whenever Manager so requests in writing.

    8.5 AUDIT OF RECORDS. Manager shall allow auditors designated by Physicians Care at Physicians Care's expense to audit all of Manager's books and records relating to Manager's expenses under this Agreement and to the fees paid to Manager under this Agreement to verify the accuracy of the aggregate amount of fees paid to Manager pursuant to Article VII.


IX. TERM OF AGREEMENT, TERMINATION


    9.1 TERM. The initial term of this Agreement shall commence on the first closing of the Offering of Shares of Physicians Care's Common Stock pursuant to a certain SB-2 registration ("Effective Date") and shall continue for a period of ten (10) years (the "Initial Term") unless sooner terminated as provided herein. The Agreement shall thereafter be


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



extended upon the same terms and conditions for successive three (3) year terms ("Renewal Term"), unless terminated as provided herein. The word "term" used in this Agreement without any modifier shall mean the Initial Term and any Renewal Terms. Notwithstanding the foregoing, the Management Fee shall be reevaluated for each calendar year in each Renewal Term pursuant to Section 7.1.



    9.2  TERMINATION.


         9.2.1 TERMINATION DURING RENEWAL TERM. This Agreement may be terminated by either party by delivering one (1) year's prior written notice of such termination to the other party.


         9.2.2 TERMINATION UPON MUTUAL CONSENT. This Agreement may be terminated at any time upon mutual consent of the parties.

         9.2.3 BANKRUPTCY TERMINATION. Either party may terminate this agreement immediately upon the bankruptcy of the other party. As used in this
Section 9.2.3, bankruptcy of a party hereto shall mean the filing of a petition commencing a voluntary case against it under the Bankruptcy Code; a general assignment by it for the benefit of creditors; its insolvency, its inability to pay its debts as they become due; the filing by it of any petition or answer in any proceeding seeking for itself or consenting to, any insolvency, receivership, or similar relief under any law or regulation.

         9.2.4 TERMINATION FOR BREACH OR DEFAULT. If either party fails substantially to perform any of its material obligations hereunder (the "Defaulting Party"), the other party (the "Non-defaulting Party") shall have the right to give the Defaulting Party a notice of default ("Notice of Default"). The Notice of Default shall set forth the nature of the obligation that the Defaulting Party has not performed. If, within the ninety (90) day period following the giving of the Notice of Default, the Defaulting Party in good faith commences to perform such obligation and cure such default and, thereafter, prosecutes to completion with diligence and continuity the curing thereof without material adverse affect on the financial performance or operations of Physicians Care, it shall be deemed that the default shall not have occurred and the Agreement shall remain in effect. If within such ninety
(90) day period the Defaulting Party does not commence in good faith the curing of such default or does not thereafter prosecute to completion with diligence and continuity the curing hereof, the Non-defaulting Party shall have the right to terminate this Agreement at the end of that ninety (90) day period. The right to terminate this Agreement shall be in addition to any other remedy available to the


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

Non-defaulting Party, on account of any such breach or default. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach thereof.


         9.2.5 TERMINATION FOR SUSPENSION OR REVOCATION OF LICENSED PARTY. Manager shall have the right to terminate this Agreement upon written notice to Physicians Care if any of Physicians Care's Certificates of Authority to operate Physicians Care are suspended or revoked or not renewed, except that in the event that the loss of a Certificate is due to the actions of Manager, Manager with the full cooperation of Physicians Care shall assume responsibility for remedying the event which gave rise to the suspension, revocation, or nonrenewal to ensure that Physicians Care maintains the Certificates of Authority contemplated hereunder.



         9.2.6 TERMINATION UPON FAILURE TO AGREE ON PERCENTAGE OF PREMIUM PAYMENT OR BUDGET. This Agreement may be terminated by either party upon failure to agree on the percentage of premium payment pursuant to Section 7.1 by delivering one year's prior written notice of such termination. The payment rate to Manager shall be the rate then in effect upon failure to agree on the percentage of premium payment.


    9.5 COOPERATION FOLLOWING TERMINATION. Beginning on the date of receipt of notice of termination for any reason by either party to this Agreement, Manager shall upon written request of Physicians Care, continue to provide services, equipment and supplies to Physicians Care in accordance with this Agreement for a reasonable period of time, sufficient to enable Physicians Care to engage another manager. During such period Manager shall be entitled to payment in accordance with this Agreement.


X. INDEMNIFICATION

    10.1 INDEMNIFICATION OF MANAGER. Physicians Care shall indemnify and hold harmless Manager from and against any and all damages, liabilities, actions, suits, proceedings, claims, demands, losses, costs and expenses (including reasonable attorneys' fees) that shall or may arise out of or in connection with certain acts or omissions by Physicians Care to the extent not covered by insurance.

    10.2 INDEMNIFICATION OF PHYSICIANS CARE. Manager shall indemnify and hold harmless Physicians Care from and against any and all damages, liabilities, actions, suits, proceedings, claims, demands, losses, costs and expenses (including reasonable attorneys' fees) that shall or may arise out of or in connection with certain acts or omissions by Manager except where Manager carries out in good faith the directives or policies of Physicians Care's Board of Directors without negligence or willful misconduct, to the extent not covered by insurance.

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

XI. GENERAL PROVISIONS

    11.1 ASSIGNMENT AND SUBCONTRACTING. This Agreement shall be binding upon and inure to the benefit of each of the parties' respective successors and assigns, provided that such successor and/or assign is capable of fulfilling and assumes the duties set forth in this Agreement, and the parties hereto remain primarily liable for performance hereunder. Manager shall be permitted, in its sole discretion, to fulfill or perform any of its obligations under this Agreement by or through contracts or subcontracts with third parties therefore; provided, however, that Manager shall remain fully liable and responsible for the performance of its duties and obligations under this Agreement. Except as set forth in this Section 10.1 neither party shall in any manner inconsistent with this Agreement, assign, subcontract or otherwise delegate its rights and responsibilities under this Agreement unless the other party shall so consent by prior written consent, which consent shall not be unreasonably withheld.

    11.2 NONASSUMPTION OF LIABILITIES. Manager shall not by entering into and performing this Agreement, be or become liable for any of the existing or future obligations, liabilities or debts of Physicians Care, and Physicians Care shall not assume or become liable for any of the existing or future obligations, liabilities or debts of Manager.

    11.3 IMPOSSIBILITY OF PERFORMANCE. Neither Manager nor Physicians Care shall be deemed to be in default of this Agreement if prevented from performing any obligation hereunder for any reasons beyond its control, including without limitation governmental laws and regulations, acts of God or the public, flood or storm or strikes. In such case, the parties shall negotiate in good faith with the goal or intent of preserving this Agreement and the respective rights and obligations of the parties.

    11.4 INTERPRETATION. The validity, enforceability and interpretation of any provision of this Agreement determined and governed by the laws of the State of Connecticut. The invalidity or enforceability of any terms or provisions hereof shall not unless, otherwise specified herein, affect the validity or enforceability of any other term or provision of this Agreement unless the term or provision is material and its invalidity or unenforceability results in a substantial economic detriment to Physicians Care or Manager.


    11.5 INDEPENDENT CONTRACTORS. Nothing in this Agreement shall affect the separate identity of Physicians Care and Manager. Other than as provided in this Agreement or other written agreement, it is not the intention of the parties hereto to create a partnership or agency relationship. Nothing contained in this Agreement is intended to cause either party to be the partner or agent of the other or as limiting in any manner the parties in the conduct of their respective businesses, ventures or activities, except as may be permitted under this Agreement.


    11.6 ENTIRE AGREEMENT, AMENDMENT. This Agreement, including its Attachments and riders, contains all the terms and conditions agreed upon by the parties hereto, and constitutes the entire understanding of the parties. It supersedes all other agreements of the parties, oral or otherwise, regarding the subject matter. This Agreement may not be amended or modified in any material respect except by written instruction duly executed by the parties hereto.


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

    11.7 NOTICES. Any notice request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested as follows:

    If to Manager:

    MedServ of Connecticut, Inc.
    1520 Highland Avenue
    Cheshire, Connecticut 06410
    Attn: President

    If to Physicians Care:

    Physicians Care For Connecticut, Inc.
    1520 Highland Avenue
    Cheshire, Connecticut 06410
    Attn: Chairperson of the Board

or to such other address as addressee may have specified in a notice duly given to the sender in the manner provided herein, Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered or mailed.

    11.8 HEADING. The headings contained herein are for convenience of reference only and are not intended to define, limit, or describe the scope or intent of any provision of this Agreement.

    11.9 WAIVER. The waiver by either party of any of the terms or provisions of this Agreement shall not be deemed to constitute a waiver of any of its other terms or provisions. No waiver of the provisions of this Agreement shall be deemed to constitute a continuing waiver thereof unless otherwise expressly provided herein.

    11.10 EXECUTION IN COUNTERPARTS. This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument.

    11.11 AUTHORITY TO EXECUTE AGREEMENT. The individual executing this Agreement on behalf of each party is duly empowered to execute the Agreement and bind said party to the terms hereof.



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


    IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                          MEDSERV OF CONNECTICUT, INC.

                          By:________________________________

                          Its:_______________________________


                          Date:

                          PHYSICIANS CARE FOR CONNECTICUT, INC.

                          By:________________________________

                          Its:_______________________________


                          Date:





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